Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President — CEO	For Release May 13, 2009
Company Press Release
Jeffersonville Bancorp Announces First Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., May 13, 2009 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today first quarter net income of $754,000 ($0.18 earnings per share) compared to $1,054,000 ($0.25 earnings per share) for the first quarter of 2008. The decrease in net income is primarily due to a $150,000 provision for loan losses for the quarter ended March 31, 2009 versus no provision for the same quarter in 2008 and a decrease in interest income of $466,000 or 8.0%, partly offset by decreased interest expense of $382,000. An increase in non-interest expenses of $280,000 was partially offset by an increase in non-interest income of $69,000 and a reduction in income tax expense of $145,000.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the May 12, 2009 meeting of the Board of Directors. The dividend is payable on June 1, 2009 to stockholders of record at the close of business on May 22, 2009.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.